EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-234505) on Form S-8 of Mayville Engineering Company, Inc. of our report dated June 27, 2023, with respect to the statements of net assets available for benefits of the Mayville Engineering Company, Inc. 401(k) Plan as of December 31, 2022 and 2021, the related statement of changes for the year ended December 31, 2022, and the related supplemental schedule as of December 31, 2022, which report appears in the December 31, 2022 annual report on Form 11-K of the Mayville Engineering Company, Inc. 401(k) Plan.

/s/ Wipfli LLP

Milwaukee, Wisconsin

June 27, 2023